Exhibit 99.1

FOR IMMEDIATE RELEASE

DOMTAR CLOSES TRANSACTION WITH WEYERHAEUSER CREATING NORTH AMERICAN LEADER IN FINE PAPER

Montreal, March 7, 2007 — Domtar Inc. announced today the completion of the previously announced transaction to combine with Weyerhaeuser Company’s Fine Paper business and related assets, creating Domtar Corporation. Domtar Corporation is the largest manufacturer and marketer of uncoated freesheet paper and a leading manufacturer of market pulp in North America. The Company’s Head Office is located in Montreal, Quebec and its Operations Center is in Fort Mill, South Carolina.

“With a strong team of nearly 14,000 employees dedicated to creating value for customers and shareholders, a world-class manufacturing capability and a solid financial position, Domtar becomes the North American leader in the fine paper business,” said Raymond Royer, President and Chief Executive Officer of Domtar Corporation. “The combination of knowledge and expertise in the design, manufacturing, marketing and distribution of fine paper gives the Company, which will benefit from its efficient assets located across the United States and Canada, clear competitive advantages in the breadth and quality of products and services we offer. We will provide long-term value to our shareholders, customers and employees, within an industry in rapid consolidation.”

Marvin Cooper, Executive Vice-President and Chief Operating Officer, added: “Domtar is built on a solid foundation of rigorous leadership, established brands and recognized service solutions. We will focus our efforts on meeting the needs of customers and ensuring a quick and seamless transition to the new organization. Also, with an experienced management team with proven integration expertise, we will review all our operations to determine how best to execute the synergies resulting from the transaction.”

Trading

Commencing today, Domtar Corporation common stock will be traded on the New York Stock Exchange and the Toronto Stock Exchange under the ticker symbol “UFS”. Also, exchangeable shares of Domtar (Canada) Paper Inc. will be traded on the Toronto Stock Exchange under the ticker symbol “UFX”. As a result of the transaction, the common shares of Domtar Inc. traded under the ticker symbol “DTC” have been delisted from both exchanges while preferred shares of Domtar Inc. will continue to be traded on the Toronto Stock Exchange.

The new company

The backbone of the new company consists of six highly efficient world-class uncoated freesheet mills that provide two-thirds of its nearly five million tons of annual capacity. These mills, combined with a solid mix of specialty facilities, make the new company one of the most efficient and cost-competitive paper companies in North America. The Company has broad North American reach and a wide range of well-known business and commercial printing paper brands. With its access to volume, depth of product offerings, and service through a wide geographic footprint, the Company is in a position to meet the needs of large and small customers alike throughout the United States and Canada. It will maintain environmental leadership, notably by expanding its environmentally and socially responsible papers such as the Domtar EarthChoice® product line. (For more details on the new company, see the “Domtar at a glance” factsheet issued with this news release.)

Forward-looking statements

This release and other materials we have filed or will file with the SEC (as well as information included in our other written or oral statements) contain, or will contain, disclosures which are “forward-looking statements.” Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “may,” “believe,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “continue” or similar expressions. These forward-looking statements address, among other things, the anticipated effects of the transactions. These forward-looking statements are based on the current plans and expectations of our management and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will occur, or if any of them occurs, what effect they will have on the Combined Company’s results of operations or financial condition. These factors include, but are not limited to: (i) the effect of general economic conditions, particularly in the United States and Canada, (ii) market demand for the Combined Company’s products, which may be tied to the relative strength of various U.S. and/or Canadian business segments, (iii) energy prices, (iv) raw material prices, (v) chemical prices, (vi) performance of the Combined Company’s manufacturing operations including unexpected maintenance requirements, (vii) the successful integration of the Weyerhaeuser Fine Paper Business with Domtar and the execution of internal performance plans, (viii) the level of competition from domestic and foreign producers, (ix) the effect of forestry, land use, environmental and other governmental regulations, and changes in accounting regulations, (x) the effect of weather and the risk of loss from fires, floods, windstorms, hurricanes and other natural disasters, (xi) transportation costs, (xii) the loss of current customers or the inability to obtain new customers, (xiii) legal proceedings, (xiv) changes in asset valuations, including writedowns of property, plant and equipment, inventory, accounts receivable or other assets for impairment or other reasons, (xv) changes in currency exchange rates, particularly the relative value of the U.S. dollar to the Canadian dollar, (xvi) the effect of timing of retirements and changes in the market price of Company common stock on charges for stock-based compensation, (xvii) performance of pension fund investments and related derivatives and (xviii) the other factors described under “Risk Factors” in our Form 10 Registration Statement. You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made. We assume no obligation to update or revise these forward-looking statements to reflect new events or circumstances.

Domtar Corporation

Domtar Corporation (NYSE/TSX: UFS) is the largest integrated producer of uncoated freesheet paper and one of the largest manufacturers of papergrade market pulp in North America. The Company designs, manufactures, markets and distributes a wide range of business, commercial printing, publication as well as technical and specialty papers with recognized brands such as First Choice®, Domtar Microprint®, Windsor Offset®, Cougar® as well as its full line of environmentally and socially responsible papers, Domtar EarthChoice®. Domtar owns and operates Domtar Distribution Group, an extensive network of strategically-located paper distribution facilities. Domtar also produces lumber and other specialty and industrial wood products. The Company employs nearly 14,000 people. To learn more, visit www.domtar.com.

- (30) -

TICKER SYMBOL	MEDIA RELATIONS	INVESTOR RELATIONS
UFS (NYSE, TSE)	Christian Tardif Senior Manager Corporate and Financial Communications Tel.: (514) 848-5515 Email: christian.tardif@domtar.com	Pascal Bossé Manager Investor Relations Tel.: (514) 848-5938 Email: pascal.bosse@domtar.com